EXHIBIT 99.1

Qumu Elects Two Board Members

Harbert Nominated Kenan Lucas and Neil E. Cox Bring Experience and Expertise to Qumu Board

Minneapolis (December 19, 2017) – Qumu (NASDAQ: QUMU), a leading provider of enterprise video solutions, has announced that it has elected Kenan Lucas and Neil E. Cox to its board of directors, effective immediately. The election of Messrs. Lucas and Cox brings the total number of directors on the Qumu board to nine.

Kenan Lucas is a Co-Portfolio Manager of Harbert Discovery Fund, LP, a Birmingham, Alabama based private investment fund. Previously, Mr. Lucas worked at Swander Pace Capital, a middle-market private equity firm, where he focused on mergers and acquisitions and corporate finance transactions and consulted with portfolio companies on strategy, growth initiatives, and corporate financing options. Prior to Swander Pace, Mr. Lucas was at Cowen and Company, a middle-market investment bank, where he advised companies on sell-side transactions and strategic alternatives.

Neil E. Cox is the President and CEO of Repio, Inc., which provides a software platform that enables users to take control of their online information and image. He also serves as a Senior Technology & Telecom Advisor to XMS Capital Partners, an independent financial services firm providing M&A and corporate advisory services. Prior to joining Repio, Mr. Cox served as Executive Vice President of Qwest Communications International, Inc., with responsibility for business development, product development and IT. From 2004 to 2006, Mr. Cox was a Venture Partner at MK Capital, which invests in emerging technologies and application software. Mr. Cox served as Executive Vice President for the telecommunications sector at Science Applications International Corporation (NYSE: SAIC), a science, engineering and technology applications company. In August 2015, Mr. Cox was appointed by the U.S. Secretary of Commerce to be on the board of directors of FirstNet, which will build the world’s first wireless network for first responders. Mr. Cox also chairs the technology committee of the FirstNet board.

Vern Hanzlik, president and CEO, said, “We are pleased to welcome Kenan Lucas and Neil E. Cox to the Qumu board. Kenan will bring to our board significant expertise in corporate strategy and strategic alternatives. Neil brings a deep level of operational experience, particularly with the development and growth of new communications technologies. We look forward to their contributions to Qumu.”

The election of Messrs. Lucas and Cox to the Qumu board of directors was made pursuant to an agreement between Qumu and Harbert Discovery Fund, LP and certain affiliates. Harbert holds approximately 12.8% of Qumu’s outstanding shares. The agreement between Qumu and Harbert will be included as an exhibit to the Company's Current Report on Form 8-K that will be filed with the Securities and Exchange Commission (“SEC”). Messrs. Lucas and Cox will also be two of seven nominees for election to the board of directors at the Company’s 2018 Annual Meeting of Shareholders. Further details regarding the Company’s 2018 Annual Meeting of Shareholders will be included in the Company’s definitive proxy materials, which will be filed with the SEC.

Kenan Lucas, said “As the largest Qumu shareholder, we believe the market is significantly undervaluing the Company’s best-in-class video management software platform. We are excited to join the Board, and look forward to helping Qumu reach its fullest potential through a close focus on operational excellence and strategic direction.”

“Having initially been attracted to Qumu based on its technology and competitive position in the rapidly growing video management industry, I am excited to have the opportunity to leverage my decades of operational experience in the technology sector in order to accelerate Qumu’s growth trajectory,” said Neil E. Cox.

About Qumu Corporation

Qumu (NASDAQ: QUMU) helps the world’s largest companies realize the value of putting video to work for their digital workforce. Organizations use Qumu software to create, manage and share video—live streaming and on demand—turning video into an always-on resource and connecting thousands of stakeholders across a single enterprise.

Qumu Media Contact
Eric Rudolf
Vice President of Marketing
Qumu Corporation
eric.rudolf@qumu.com
+1 612-638-9085

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